UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 17, 2006

Maxus Realty Trust, Inc.
(Exact name of registrant as specified in its charter)

MISSOURI	00-13457	48-1339136
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

104 Armour Road
North Kansas City, Missouri 64116
(Address of principal executive offices) (Zip Code)

(816) 303-4500
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.14e-4(c))

Item 1.02  Termination of a Material Definitive Agreement.

As previously reported, the Registrant had been advised that The Waverly Apartments located in Bay Saint Louis, Mississippi were a total loss as a result of extensive damages caused by Hurricane Katrina. As we also previously reported, in connection with the devastation inflicted by Hurricane Katrina, on September 21, 2005, Freddie Mac granted a temporary 90-day moratorium on payments of principal and interest for the loan secured by The Waverly Apartments.

On February 17, 2006, Waverly Acquisition, L.L.C. ("Waverly"), a subsidiary of Maxus Realty Trust, Inc. (the "Registrant"), prepaid in full that certain Multifamily Note Multistate - Adjustable Rate dated as of August 31, 2004 executed by Waverly in favor of NorthMarq Capital, Inc. (the "Lender"), which was secured by The Waverly Apartments. The payoff amount for the unpaid principal balance and the accrued and deferred interest, including the Lender's processing fees, was $4,306,811.30, less the tax and insurance escrow balance of $94,992.37 and the replacement reserves escrow balance of $25,599.96. The Registrant used insurance proceeds received as a result of the extensive damages to The Waverly Apartments caused by Hurricane Katrina to prepay the loan.

As a result of the prepayment, that certain Multifamily Deed of Trust, Assignment of Rents and Security Agreement dated as of August 31, 2004, among Waverly, as grantor, to Mississippi Valley Title Insurance Company, as trustee, for the benefit of the Lender, as beneficiary, relating to The Waverly Apartments was terminated.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAXUS REALTY TRUST, INC.

Date: February 22, 2006	By:	/s/ David L. Johnson
David L. Johnson
Chairman of the Board, President and Chief
Executive Officer